Exhibit 99.1

FOR IMMEDIATE RELEASE

CRHS ACQUIRES HARRY’S PACIFIC GRILL RESTAURANTS

SAN DIEGO, CA – February 1, 2009 – Pursuant to a Share Exchange Agreement, the Custom Restaurant & Hospitality Group, Inc. (CRHS:OTCBB) acquired all of the issued and outstanding membership interests of Rancho Cucamonga Harry’s Pacific Grill, LLC, a California limited liability company and Temecula Harry’s Pacific Grill, LLC, a California limited liability company (collectively “HPG”).  CRHS exchanged 57% of its issued and outstanding common stock with Westmoore Investment, L.P., a California limited partnership and Westmoore Partners, Inc, a California corporation (collectively “Westmoore”) for the membership interests of HPG owed by Westmoore.

Robert Jennings, CEO of the CRHS stated: “We are pleased to complete the acquisition; we believe that this acquisition will provide us with an opportunity to grow Harry’s Pacific Grill and provide liquidity for our shareholders.”

CRHS is committed to making a significant impact within the Hospitality Industry as we develop and position our brand within the marketplace. CRHS is dedicated to the continual improvement of our business practices and to outperform the competition towards gaining the reputation as the most motivated, innovative and reliably productive company in the industry. Our desire to attract, engage and develop motivated stakeholders will allow us to compete at the highest levels. We will continue to productively and profitably manage our company and assets through effective leadership, strategic management, dedication to financial integrity and performance success. Our goal is to be recognized as one of the industry’s premiere, full-service hospitality development firms.

Contact: Katie Overcash
CRHS Investor Relations
Tel: 858-755-0700 x 303
Email: kovercash@crhsgroup.com